Exhibit 3.1

AMENDMENT TO AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

CELL THERAPEUTICS, INC.

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of Cell Therapeutics, Inc., a Washington corporation (the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is Cell Therapeutics, Inc.

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended to date (the “Restated Articles”) was approved by the Board of Directors of the Corporation (the “Board”) on March 6, 2014.

THIRD: This amendment to the Restated Articles was duly approved by the shareholders of the Corporation on May 22, 2014 in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

FOURTH: Article III of the Restated Articles is amended to read in its entirety as follows:

ARTICLE III

DIRECTORS

The number of directors of the Corporation shall be as set forth in the bylaws.

Commencing at the annual meeting of shareholders that is held in calendar year 2014 (the “2014 Annual Meeting”), directors shall be elected annually for terms of one year, and until their successors are elected and qualified, subject to their earlier death, resignation or removal from the Board of Directors; provided that any director in office at the 2014 Annual Meeting whose term does not expire until the annual meeting of shareholders held in calendar year 2015 or calendar year 2016 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such Continuing Classified Director was previously elected and until such Continuing Classified Director’s successor is duly elected and qualified, subject to such Continuing Classified Director’s earlier death, resignation or removal from the Board of Directors.

FIFTH: These Articles of Amendment shall be effective on May 22, 2014.

* * *

I certify that I am a duly appointed and incumbent officer of the above named Corporation, and I am authorized to execute these Articles of Amendment on behalf of the Corporation.

EXECUTED this 22nd day of May, 2014.

CELL THERAPEUTICS, INC., a Washington corporation

By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration